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Markforged Holding Corporation

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On November 20, 2024, Nano Dimension Ltd. (the “Company”) held an investor call in connection with the announcement of its financial results for the quarter ended September 30, 2024. A copy of the transcript of the investor call is incorporated herein:

CORPORATE PARTICIPANTS

Yoav Stern - CEO and Chairman

Tomer Pinchas - CFO and COO

Julien Lederman - VP, Corporate Development

PRESENTATION

Operator

Good day, ladies, and gentlemen. Welcome to Nano Dimension's Third Quarter 2024 Conference Call. My name is Wyatt, and I'm your operator for today's event. On the call with us today are Yoav Stern, CEO, and member of the Board of Directors; Tomer Pinchas, CFO and COO; and Julien Lederman, VP, Corporate Development.

Before we begin, may I remind our listeners that certain information provided on this call may contain forward-looking statements, and the safe harbor statement outlined in today's earnings press release also pertains to statements made on this call. If you have not received a copy of the press release, please view it in the Investor Relations section of the company's website. A replay of today's call will also be available on the Investor Relations section of the company's website. Yoav will begin the call with the business update, followed by a question-and-answer session at which time the management team will answer questions. I would now like to turn the call over to Nano Dimension’s CEO and member of the Board of Directors, Yoav Stern. You may please go ahead.

Yoav Stern

Thank you very much, Wyatt. Ladies and gentlemen, thank you for participating this morning and this afternoon. I want to preempt and tell you that I am talking to you today from Frankfurt which is the main - one of the main annual events of Formnext, which is the industry - energy manufacturing industry trade show and it's the most successful one that Nano have ever seen. I've never seen so much interest in booths and in what we're doing, both in the existing Nano and the excitement around the two acquisitions, some of which are already having people from other companies coming and visiting other company means other acquisition targets that we mentioned coming and visiting us. So, with this excitement and looking forward to this excitement translating to numbers.

I'll start by describing a little bit in the slide of the numbers mentioned that $50 million of revenue is the best third quarter ever, and one of the best quarters ever we had. It’s 22% over last year's same period. Gross margin was 48%, which is up from 44%, and adjusted gross margin, which is without noncash expenses, is 51%, up from 48%. This is, gentlemen and ladies, extremely important because the business model of all companies in our industry suffers from gross margins and therefore, from lack of profits. When we get to 55% gross margins, we start to show profits and it’s substantial. And this is very, very exciting.

And no less exciting is the net cash burn. Gentleman and ladies, we turned around Nano Dimension from $16 million burning per quarter last year, to $3 million in net cash burn, and we are close to breakeven in cash burn, and this is only Nano, without the two acquisitions. Smaller Nano, which we cut expenses by reducing headcount dramatically and still not harming the revenue and the growth, which comes to show you that the direction to profitability, which we are committed to, is well ahead.

Some business updates. Yes, we announced and close to closing Desktop Metal acquisition and right after that Markforged acquisition, two of the main companies of this industry. In parallel, we have notable sales, first time to Applied Materials, University of Dayton, and a leading very well-known aerospace and defense company, which we can't mention its name, for obvious reasons.

In parallel to all this, we are in front of our Annual General Meeting, which will be held on December 6. And yes, we are fighting defendant shareholders from - in Toronto which are trying to dismantle the company. And we, as a Board, recommend to everybody, don't vote. The company is growing and will bring return much more than just taking it now, selling it in pieces, and trying to get pennies on the dollars. The vote cutoff for this general meeting is December 1.

The next slide will show you a little bit of the graphic presentation of the numbers. Slide #5 is showing that the revenue, the way it grew from last year, the gross margin growth, and the reduction in net cash burn from the same period last year. The three new customers are not the only three new customers that we had this quarter, but we are just highlighting those for you because it means a lot to our growth of - again, I'm talking about right now, original Nano, before Desktop Metal and before Markforged, which is a whole new story, which I hope will be - you'll hear about it in detail in the next conference calls. So those are not included here.

If you would want to have a snapshot- on Slide #7, you will see what we did with Nano over the years that you gave - since you gave us the cash about three and a half years ago, and we were still with the cash and promised you, we are not going to spend it until we get into large acquisitions. So, we did spend it on smaller acquisitions. And for about two and a half years and as a result of that, we got attacked by some kind of activists or whatever you call them, shareholders that they were practically interested in the cash that the company has.

But we got to the point where we did use the large cash that we have raised from you, and we use it for the good reason at the right prices. And we acquired two large companies and if you look how we move from the left side of the slide to the right side of the slide, from one technology and one type of machine in energy manufacturing and electronics, into technologies with dozens of types of machines, more than 1,000 patents. We have the largest amount of patents which is spread all over the industry and that by itself in the future may create a profit center for us. We have technology nowadays that include inkjet, binder jet, DLP, FDM, ceramic, composites, electronics, metal, metal casting, polymer, and micropolymer. We have only one technology that exists in this industry that we are still in look for, and we have plans how to reach it. And that's a technology that has to deal with another technology for metals. We do believe very strongly in the metal business.

The next slide, slide #8 shows you these two large acquisitions, why we waited for so long. Look, ladies and gentlemen, since September '21, when we had the money and raised it, those companies that we now acquired were traded at between 15 to 35 times their revenue. 15 to 35 times revenue. And in this whole period, May - September '21 to May '22 through January '23, as the outliers from the different countries here try to attack us for not spending the cash and for trying to distribute the cash to themselves. We waited. We waited as those large transactions started to lose value and lost it steadily over two years until we get to the end of '24 and we bought them both at less than one time - one less - average onetime multiple, one times sales multiple. And we believe we paid the right price, and we bought them at the right time because if they were to proceed forward, they would be in trouble, which we believe they wouldn't be able to withstand by staying a stand-alone independent.

Now that we brought them together, all three of us together are creating an industry leader, which you see in the next Slide #9. On the left, you see how we build ourselves. The $56 million is the old Nano, which is built from six - seven small acquisitions and 29% of organic growth. I'm emphasizing- the $56 million from '22 to '23 grew 29%, not from acquisitions, from organic growth. And if you read different numbers in the material that this foreign company from Canada, I think, is publishing it's all coming from somewhere that is not the numbers of the company. So, we grew organically.

Then we added and we're adding $190 million, all numbers here are based on 2023 pro forma numbers. That's Desktop Metal. And we're adding $94 million of Markforged together to create a new $340 million business based on 2023. And I'm telling you right now, we are not going to emphasize the high revenue. We may even reduce the revenue on account of being profitable. If need be, the $340 million will be reduced to numbers where the gross margins will be higher and the profits will come and appear and at multiples of profits, we'll get the share up.

In the right side of the slide, you see kind of analysis of five, six companies in the industry. Public. On the left, the small Voxeljet, Velo, Prodways, which are smaller companies that were public, two of them- Voxeljet by now is not public anymore, it's squeezed down to off NASDAQ, Velo is on its way from $77 million of revenue per year to $3 million revenue per year. And Prodways is going down from closer to 200 to less than what it shows here and traded by the way, in Paris Stock Exchange.

In parallel, you see the three biggest companies in the industry on the right side, Stratasys, 3D system, and yes, us, with $340 million. But look at the difference in the amount of cash that each one of us is- we will be $340 million with $470 million of cash on the balance sheet, and the other two, you can see the numbers. That means we have the dry powder to turn the $340 million into a profitable and growing $340 million not into just revenue - revenue growing by acquisition or otherwise, but no profit. The focus of this company moving forward, into '25 and forward is going to be gross margin and profits in the bottom line. And the cash that we have will be used as less as possible to cover losses and is more possible to create and generate even more profits.

Last slide, which is Slide #10, summarize everything. One, promises we made, promises we delivered. Two, we're executing a focused value creation strategy. Value creation, not value destruction. Value creation above what we have today, not liquidation. We are not going to close the company if it's up to us and distribute to those a share, which is what's left to the shareholders.

Three, Nano leadership and the Board of Directors are driving our progress. It is not a mature-ish group from somewhere outside the border that is trying to liquidate - to find companies that can liquidate. This is a very serious Board and a very serious management, which is now combined from three companies' management soon. And last but not least, Murchinson. Murchinson is the name of these Canadians. They have no strategy, and they seek to deprive shareholders of long-term value creation opportunities. Those Murchinson are the guys that during the two years that we were steward of the cash, our share was traded lower. I agree, like the rest of the industry.

So, they bought for $2.50 a share their shares, and they think that now they will distribute the cash and make money. But most of you shareholders, including myself, we bought for more than $2.50 a share. So, the only way for us to make money is to grow the company and multiple the value of the share to numbers that will have a return on what our cost and the cost of a lot of our retail shareholders, 150,000 in numbers is not $2.50 like Murchinson. It's $4 like mine, for instance, $4.5, $5, $6. We need to create higher value than that, and we shall.

Last but not least, we remind you to vote, please. Vote for what our Board recommends for you to vote, and we're not recommending extreme decisions. We are just recommending enabling us to continue what we're doing for you and for ourselves. I am a shareholder like all of you. My abstract, personally, is growing the share to the numbers we spoke, not that the Murchinson numbers of $2.50 a share. And we are hoping that you will join us in this important vote. Thank you very much. And I'm very happy if we can open this up for questions now.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press “*” then “2.” At this time, we will pause momentarily to assemble our roster. And our first question comes from Katherine Thompson with Edison. Please go ahead.

Katherine Thompson

Hi. Good afternoon. I've just got three questions. First question is, could you give us a bit of detail on the reaction you've had from your customers to the news about your two proposed acquisitions? Secondly, just a quick update from a regulatory perspective of where you are with both of the acquisitions and just to confirm that you still expect to complete Desktop Metal in Q4 and Markforged in Q1 of next year. And then thirdly, just to also confirm, it sounds as if what you're saying is that you get to breakeven EBITDA, which I think you've referenced as being in Q4 of 2026, that that's going to be more through a process of cost synergies rather than revenue synergies? That's the three questions.

Yoav Stern

Yes. First question, reaction of customers is - and you're asking me, as I said earlier, in the right time because I’m in the Frankfurt Formnext show, so, I'm meeting a lot of customers- is extremely exciting. I'm speaking not only of customers of Nano, existing customers that are happy to have an ability to have an expanded product line, but I'm now talking to customers of Markforged and Desktop Metal, which are coming to me to discuss the future of their product lines, and excitement is all over. You feel the vibration in our booth, and I know it when I'm saying what I'm telling you now because I've been in all the trade shows of the last - or most of the trade shows of the last three years. This is the most exciting one.

Secondly, regulatory. Yes, we're finishing the regulatory work. We're pretty much finished with the HSR. We finished with the vote, the proxy, and the vote of Desktop Metal, which all voted for the deal. We are finishing the work with CFIUS and expect the transaction with Desktop Metal to close before the end of the year, expect and hope. And so much as Markforged, we are a bit behind on that because we started later the transaction, but HSR is pretty much done.

CFIUS is a parallel process to what we went through. So, we hope it's going to be much shorter. And the shareholder vote of Markforged is supposed to occur at the beginning of - sorry, in the beginning of December. Hence, we are still hoping to close the deal with them in the first quarter of 2025.

In so much as profitability, I expect that the first few quarters, you will see profitability and especially cash flow that's improving. The worst cash flow obviously, will be in the month - sorry, in the quarter, when we will merge the three companies together because we, Nano itself, we are already in a very, very good cash flow position, but other two companies are still burning cash. So, the first quarter will be combined cash burn, but the minute we get control over the companies, and we are already in plan and discussion with their management. We intend to start to cut expenses dramatically. So, when you get to the first of the beginning of 2026, we hope to either show profitability or show cash flow positive or both.

Katherine Thompson

Great. Thank you.

Yoav Stern

Thank you. Next question, please.

Operator

And the next question is from - next question comes from Sol Zelman with Jerry Care. Please go ahead.

Sol Zelman

Good morning. Thank you, Operator. Thank you, Yoav. Yoav, you spoke about the various aspects that closing the Desktop Metals merger, the next step with Markforged, which would again, the elephant in the room is the fact that there's an AGM right now and you speak about it asking everybody to vote, but the question - the big question is, if with these activists right now, if they're successful installing two directors into the Board, is there any concern of them derailing, killing these transactions?

Obviously, this is a big consideration for every shareholder in this AGM. I would love to hear your feedback on that. And you also mentioned the aspects of the CFIUS. What is that process? What does it mean for us as shareholders? And where is that process going to take us?

Yoav Stern

We'll start with the second question. The CFIUS is a typical process regulatory agency in the United States. We went through a CFIUS, already answered most of the questions. We expect - they told us - they don't have more questions. So, the one thing about the CFIUS with Desktop Metal we expect this to finish in days. And we are hoping that we don't see any issue that will stop it unless there's something we don't know. But basically, the question-and-answer processes came to an end as much as CFIUS reported to us in the last few days, which is good, which means they got answers for all the questions.

Then we have to go to a CFIUS with Markforged. And I expect that CFIUS for Markforged will be shorter because it's basically - it relates to Markforged rather than Desktop Metals, so they have to do the CFIUS to do their checks in Markforged but the checks on Nano Dimension, they already have done it. So, it's the typical processes. All the companies that are foreign are going through that. It may take between one and a half months to six months. We are hoping that it will be closer to two to three months and rather than to six months, and it seems like it's moving in the right direction.

As much as the elephant in the room. Elephant in the room is not an elephant. It's a cat. The elephant in the room is a cat that wants to dismantle company, but all what is demanding in this AGM is to insert two directors, which are directors, if you look at the background, and I know one of them very well from the past, have very, very checkered past and issues in the past, and they hope these directors will make some impact, I guess. As I told you, I noticed one of these directors, while he has checkered past, is an honest person, I don't see these directors coming in and destroying the company.

First of all, there will be other six directors, that will be a majority. The whole company is eight directors. I hope that they don't get into this Board, but even if they will get in the Board, it's a minority. Minority cannot affect decisions of the Board by vote because they are minority. Plus, once they get into the Board, I believe that they will be thinking and worrying about the company, not about the elephant or the cat that got them into the Board. So, this is about derailing. This is about how decisions are going to be made.

How can you derail these deals? I don't even understand. The deals were signed and they are commitment of the company, legal commitment. If you derail these deals as - assuming you could, by having majority of the board, which they won't have, then its total interference in contracts that were signed by the company already, committed by the company. So, I don't see this being derailed at all.

Sol Zelman

They don't feel what the severe activist approach that they're taking that they'll try to find some way of derailing/killing it.

Yoav Stern

Well, they can also say that they plan to attack Iran and solve the problem of the Middle East. They can claim a lot of things.

Sol Zelman

You're at the helm. We're following that guidance, and we'd like to understand that - that's not a concern when we're making our decisions. So, I appreciate that feedback.

Yoav Sterns

I'll tell you the truth and the fairness, I am a worrier. Not from warrior from being a fighter, I'm a warrior for being worried. I'm always worried from the unexpected. I'm always getting up in the morning after not sleeping half a night because I'm thinking what could have happened that I didn't take into consideration. I'm worried about events that are happening in the business. And if some activists like this is claiming that they will derail, then it makes me worried. So, I worry, and I go to lawyers, and I go to advisers, and I check, and everybody is telling me, Yoav, you don't have to worry, they can't do it. So that is the message I'm delivering to you.

Sol Zelman

Great. Thank you.

Yoav Stern

Thank you.

Operator

And the next question comes from Felix Ziegler with Felix Investments. Please go ahead.

Felix Ziegler

Hi. Thank you for taking the question. I wanted to get a better understanding of the M&A rationale here. The past five acquisitions for DeepCube, NanoFabrica, Semtech, Global Inkjet, and Formtech, they don't seem to have been integrated very well, given their revenue growth has really deteriorated under Nano's leadership. All those companies had gross margins of between, I believe it was 55% to 60% as reported by Nano, but Nano just reported a gross margin of 48.2% this quarter. So, the synergies didn't seem to really materialize there either.

So, for Markforged and Desktop Metal, I think right now they're experiencing negative revenue growth, and they have a gross margin profile that is actually below what Nano currently has. And they continue to burn astronomical amounts of investor cash and are, therefore, on the verge of bankruptcy. So how does it make any sense to be acquiring these businesses with investors cash? I think in your presentation, you said the rationale seems to be the low sales multiple. But if we look at a company like Spirit Airlines, which had billions of dollars in revenue and just file for bankruptcy, it's clear that that method doesn't work very well. A low multiple doesn't seem to be enough to justify buying a cash burning business. In addition to that, I think you're defining net cash burn as -

Yoav Stern

- Sir, sir, sir, what's the question?

Felix Ziegler

Yes. So, the question here is how is Nano doing what's best for shareholders? The stock hasn't provided any return for shareholders, and it continues to trade below cash at a negative enterprise value. So -

Yoav Stern

- So that's the question?

Felix Ziegler

So why do you continue employing a strategy that isn't working well for shareholders? And why are you defining your net cash burn in a way that makes it look better than it actually is in an effort to almost confuse shareholders?

Yoav Stern

Okay. So, I’ll answer you. First of all, everything you said about the six acquisitions of Nano in the beginning was wrong, false, lack information, not understanding financial statement, not being able to be a sophisticated investor. Those companies had lower gross margins when we bought them, had lower revenue when we bought them. All the companies other than DeepCube, which we never intended to grow its revenue because it didn't have revenue, we bought it only as a technology, grew the revenue. And the combined revenue, I said 10 times, we grew 29% in organic growth on the first 6, 7 acquisitions. So that's the first point where you don't know what you're talking about.

Point number two, the two companies we are acquiring now – it is true that they are not performing well. But the business of mergers and acquisitions, which is my personal business for the last 30 years, is knowing what really, you're acquiring and can you create synergies and acquisitions by that, improving the performance of the company you're acquiring. And you're acquiring a set of more than 1,000 customers of the 2 companies, you're acquiring set of more than 10 technologies, which are very advanced, non-existing in other players in the industry, and you're acquiring them and reinforcing and changing the management to focus on profitability.

And by the fact that you have three companies now focused in their headquarters in Boston and headquarters in Europe in one place, getting rid of a lot of facilities, getting rid of many - not - I shouldn't say getting rid - reducing certain businesses that are not profitable enough and adjusting the number of employees to a number that is justified to a size of the company combining the three companies is the way you create value for shareholders. Because by now, you - in spite of the fact that you paid low price per each company, you're creating higher returns for each low price you paid by merging them together properly.

So this is the second point where you demonstrated lack of knowledge and principles, and the fact that you give me an example of Spirit Airlines, I'll tell you something else. First of all, before I tell you this, the gross margins you mentioned of the company do not fit the gross margin of Nano. And many before, you said the gross margin of Nano didn't grow. Now you said the gross margin of Nano is higher than those companies. This is not true either.

Markforged has a gross margin, which is close to 50%. And which is exactly the gross margin of Nano, and we are going to take it higher. It is true that Desktop Metal with the average gross margin that they have is lower because they have different kind of businesses, some of them with too low gross margins. Those are the businesses that we're going to stop either if we don't improve the gross margins, we'll get out of those businesses and continue with the businesses that fit gross margin as it goes beyond and above 50%.

Last example you gave me, Spirit Airlines was losing or whatever. I don't even know how you get to an airline from an industrial business, let me tell you something. Continental Airlines were not performing so well. Continental Airlines, you remember them? They merged with United after the merger, the combined performed very well. The reason is when you combine company, change the management, change the strategy, you justify the merger both to yourself as a company and to your shareholders. Thank you very much. Next question.

CONCLUSION

Operator

And if you have a question, please press “*” then “1.” With no further questions, this concludes our question-and-answer session. I would like to turn the conference back over to the company for any closing remarks.

Yoav Stern

In closing, I want to thank you again for participating in the conference today. Thank you for your questions. Very interesting questions. Some of them gave me, especially the last one, an opportunity to go through a business school and basic business principles of how mergers and acquisitions can add value to shareholders. So, thank you very much for the last question. This was very helpful for me.

And I promise you, shareholders, that I have been working for the last year without a salary. Actually, it's 1.25 years because my salary was not approved by the people north - some of this north of the border activists that refused to approve my salary. So, I work with no salary. My upside is holding shares and being a shareholder like all of you.

And I trust and am convinced that the right to work on acquisitions by taking companies that have assets and values but are not performing well necessarily because of performance of management together and doing the right things will add value to you as shareholders more than what you or somebody thinks is the share value or the cash under the share, which is by now $2.50 while the share is traded at $2.1 to $2.2.

So, we actually have a business coming into being $340 million business, which will be valued based on its performance and the share will be valued much more than $2.1 and $2.2 or the cash under the share. That's my plan. That's my plan for myself because I'm making money based on the share I'm holding, and I did not receive from the company any free equity. And I hope that you shareholders will join us in this trail and travel towards success. Thank you very much.

Operator

The conference has now concluded. Thank you for attending Nano Dimension's quarterly earnings conference call. You may now disconnect.

Forward-Looking Statements

The transcript contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on the Company’s, Desktop Metal, Inc.’s (“Desktop Metal”) and Markforged Holding Corporation’s (“Markforged”) current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements of Nano Dimension could differ materially from those described in or implied by the statements in this transcript. The acquisitions of Desktop Metal and Markforged are subject to closing conditions, some of which are beyond the control of Nano Dimension, Desktop Metal or Markforged. For example, Nano Dimension is using forward-looking statements when it discusses benefits and advantages of the proposed transactions with Markforged and Desktop Metal, and the combined company, the combined company’s revenues and cash, the Company’s vision, and that the Company will be EBITDA positive by Q4 2026. The forward-looking statements contained or implied in this transcript are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s Annual Report on Form 20-F filed with the Securities and Exchange Commission (“SEC”) on March 21, 2024, and in any subsequent filings with the SEC. The combined company financial information included in this communication has not been audited or reviewed by Nano’s auditors and such information is provided for illustrative purposes only. Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this transcript. Nano Dimension is not responsible for the contents of third-party websites.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction between Markforged and the Company, Markforged filed with the SEC a definitive proxy statement (the “Proxy Statement”) on November 13, 2024, and mailed the Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. Markforged may also file other relevant documents with the SEC in connection with the proposed transaction. This document is not a substitute for the Proxy Statement, or any other document that Markforged may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the Proxy Statement and other filings containing important information about Markforged and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Markforged will be available free of charge on Markforged’s website at https://investors.markforged.com/sec-filings and copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://investors.nano-di.com/sec-filings-1/default.aspx.

Participants in the Solicitation

The Company, Markforged and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, which was filed with the SEC on March 21, 2024. Information about the directors and executive officers of Markforged, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Markforged’s proxy statement for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on April 26, 2024, the Proxy Statement and Markforged’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 15, 2024. Markforged stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of the Markforged directors and executive officers in the transaction, which may be different than those of Markforged’s stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the transaction. You may obtain free copies of these documents using the sources indicated above.